EXHIBIT 99.1

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com
THE GEO GROUP ANNOUNCES $415 MILLION
ACQUISITION OF B.I. INCORPORATED
•	Further Diversifies $1.6 Billion Global Provider of Essential Government Services

•	GEO Uniquely Positioned to Deliver Full Continuum of Care for Correctional, Detention and Behavioral Health Clients

•	GEO Issues 2011 EPS Guidance of $1.55 to $1.65; Expects 2011 Adjusted EBITDA of $320 to $330 Million and Adjusted Funds from Operations of $2.70 to $2.85 per share
Boca Raton, Fla. — December 21, 2010 — The GEO Group (NYSE:GEO) (“GEO”), a leading provider of correctional, detention, and residential treatment services to federal, state and local government agencies around the globe announced today the signing of a definitive agreement to acquire B.I. Incorporated (“BI”), a private provider of innovative compliance technologies, industry-leading monitoring services, and evidence-based supervision and treatment programs for community-based parolees, probationers, and pretrial defendants. Pursuant to the terms of the definitive agreement, GEO will acquire BI for $415 million in an all cash transaction, excluding transaction related expenses. GEO will not assume any debt as a result of the transaction. BI will be integrated into GEO’s wholly-owned subsidiary, GEO Care.
Behavioral Interventions, Inc. Operations
Founded in 1978, BI is the largest provider of comprehensive electronic monitoring services, tracking more than 60,000 offenders on behalf of approximately 900 federal, state and local correctional agencies located in all 50 states. BI applies a full continuum of technologies including radio frequency and global positioning system equipment, voice identification, and remote alcohol detection systems. BI also provides community-based re-entry services for approximately 1,700 parolees on behalf of state and local correctional agencies at 26 non-residential day reporting centers across the United States. BI is the sole provider of monitoring and supervision services for U.S. Immigration and Customs Enforcement (“ICE”) through the Intensive Supervision and Appearance Program (“ISAP”), which is a core component of ICE’s Alternatives to Detention program. BI supervises non-criminal aliens who are required to comply with ICE’s Executive Office of Immigration Review court process.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “This important transaction represents a compelling strategic fit for our company as it further positions GEO to meet the demand for increasingly diversified correctional, detention and residential treatment facilities and services in every state and federal detention and corrections agency. This acquisition will distinguish GEO as the premier service provider with full continuum of care solutions for correctional, detention, and residential treatment clients worldwide. From the management of correctional and detention facilities to the reintegration of offenders into the community, there is a growing need in our industry for comprehensive continuum of care services that address all aspects and reach all segments across the entire corrections, detention, and residential treatment spectrum, providing a better basis for meaningful measurement of program outcomes. GEO has a successful track record of integrating acquisitions, and we expect to achieve annual cost efficiencies of $3-5 million as well as revenue growth opportunities to enhance long-term value for our shareholders.”
The transaction is expected to close in the first quarter of 2011, subject to the approval of the transaction by federal regulatory agencies as well as the fulfillment of other customary conditions.
Financial Impact
The acquisition is expected to increase GEO’s total annual revenues by approximately $115 million to more than $1.6 billion in 2011. The acquisition is also expected to materially increase GEO’s EBITDA and cash flow on a fully annualized basis. In addition, GEO anticipates annual synergies of $3-5 million. Excluding one-time transaction-related expenses and transitional costs, GEO expects the acquisition to have a neutral impact on its 2011 pro forma earnings per share and to become accretive to pro forma earnings starting in 2012.
Committed Financing
BNP Paribas, WF Investment Holdings (a subsidiary of Wells Fargo & Company), BofA Merrill Lynch, Barclays Capital, SunTrust Robinson Humphrey, and JP Morgan Chase have provided $425 million of committed financing, which will be used to finance the all-cash transaction.
Financial and Legal Advisors
Wells Fargo acted as GEO’s financial advisor. Akerman Senterfitt served as GEO’s legal advisor. Harris Williams & Co. acted as BI’s financial advisor, and Bobby Sood acted as BI’s industry consultant. Fried Frank served as BI’s legal advisor.
Update on 4Q10 Financial Results
GEO reaffirmed its previously issued earnings guidance for the fourth quarter of 2010. GEO expects fourth quarter 2010 pro forma earnings to be in the range of $0.38 to $0.40 per share, excluding after-tax start-up/transition expenses and acquisition-related expenses. For the fourth quarter 2010, GEO reaffirmed its total revenue guidance in a range of $370 million to $375 million with no construction revenues.
2011 Financial Guidance
GEO issued its initial financial guidance for 2011. GEO expects 2011 total revenues to be in the range of $1.62 billion to $1.64 billion, including approximately $115.0 million in revenues from BI. GEO expects 2011 pro forma earnings to be in a range of $1.55 to $1.65 per share, excluding start-up expenses and acquisition-related expenses. GEO has also provided initial 2011 guidance for Adjusted EBITDA in a range of $320 million to $330 million and Adjusted Funds from Operations in a range of $175 million to $185 million, or $2.70 to $2.85 per share. As previously stated, GEO expects the acquisition of BI to have a neutral impact on its pro forma 2011 earnings per share and to become accretive to pro forma earnings starting in 2012.

Investor Conference Call Information
An investor conference call and simultaneous webcast have been scheduled at 10:00AM (Eastern Time) today to discuss the planned acquisition. Hosting the call will be George C. Zoley, GEO’s Chairman and Chief Executive Officer and Brian R. Evans, GEO’s Chief Financial Officer. The call-in number for the U.S. is 1-800-329-9097 and the international call-in number is 1-617-614-4929. The participant pass-code for the conference call is 94140047. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.geogroup.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until January 21, 2011 at 1-888-286-8010 (U.S.) and 1-617-801-6888 (International). The pass-code for the telephonic replay is 77521381.
About The GEO Group
The GEO Group (“GEO”) (www.geogroup.com) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of approximately 81,000 beds at 118 correctional, detention and residential treatment facilities, including projects under development.
About Behavioral Interventions, Inc.
Established in 1978, Behavioral Interventions, Inc. (“BI”) (www.bi.com) is the leading technology, treatment and supervision company in community corrections today. BI contracts with approximately 900 governmental agencies nationwide, supporting them with a full continuum of intensive supervision technologies and community-based cognitive behavioral re-entry programs for adult and juvenile offenders. BI’s ISO 9001:2008 certified national monitoring center, owned and operated by BI, provides 24/7 expert support supervision services exclusively for governmental agencies. BI works closely with local public corrections officials to cost effectively reduce recidivism, promote public safety, and strengthen the communities it serves using evidence-based practices in a community setting.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of GEO with the SEC, in press releases and in oral and written statements made by or with the approval of GEO, as applicable, that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “continue,” “remain,” “should,” “forecast,” and other words and terms of similar meaning. These forward-looking statements involve a number of risks, uncertainties and assumptions which are difficult to predict. GEO cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of the GEO’s proposed acquisition of BI, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the acquisition; (ii) statements of plans, objectives and expectations of GEO or its management or Board of Directors, including the expected timing of completion of the transaction; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) the risk that GEO and BI may be unable to obtain any governmental and regulatory approvals required for the acquisition, or that any required governmental and regulatory approvals may delay the acquisition or result in the imposition of conditions that could cause the parties to abandon the acquisition; (ii) the risk that a condition to closing of the acquisition may not be satisfied; (iii) the time required to consummate the proposed acquisition; (iv) the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (v) the risk that the expected increased revenues, EBITDA, net income, and free cash flow may not be fully realized or may take longer to realize than expected; (vi) revenues following the acquisition may be lower than expected; (vii) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (viii) material differences in the actual financial results of the acquisition compared with expectations, including the full realization of anticipated cost savings and revenue enhancements and the impact of the acquisition on GEO’s future earnings per share; (ix) disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; (x) the focus of management on acquisition-related issues; (xi) local, regional, national and international economic conditions and the impact they may have on GEO and BI and their customers and GEO’s and BI’s assessment of that impact; (xii) legislation affecting the correctional industry as a whole, and/or GEO and BI and their subsidiaries individually or collectively; (xiii) containing costs and expenses; (xiv) governmental and public policy changes; (xv) the outcome of any pending and future litigation and governmental proceedings; and (xvi) continued availability of financing. Additional factors that could cause GEO’s results to differ materially from those described in the forward-looking statements can be found in GEO’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to GEO or BI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Each forward-looking statement speaks only as of the date of the particular statement and GEO does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.
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